SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2003

EXCHANGE BANCSHARES, INC.

(Exact name of Registrant as specified in its Charter)

Ohio	033-54566	34-1721453
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

237 Main Street, Luckey, Ohio	43443
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (419) 833-3401

N/A

(Former name or former address, if changed since last report)

Item 5. Other Events

On October 28, 2003, the Registrant issued the attached press release announcing that Mr. Victor J. Proffitt has been hired to assume the position of President and Chief Executive Officer of The Exchange Bank effective January 1, 2004.

Item 7. Financial Statements and Exhibits.

(a)	Exhibits

Exhibit No.	Description
99.1	Press Release dated October 28, 2003

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                                                               EXCHANGE BANCSHARES, INC.

Date:  October 28, 2003

By:	/s/ Jeffery A. Robb
Jeffery A. Robb President and CEO

Exhibit 99.1

NEWS RELEASE

10-28-03

Pending Management Changes at

The Exchange Bank

Luckey, Ohio

The Board of Directors of The Exchange Bank announced today that Victor J. Proffitt has been chosen to assume the duties as President and Chief Executive Officer effective January 1, 2004.  Mr. Proffitt will replace Jeffery A. Robb, Sr., CPA who has been serving as Interim President & CEO since November, 2002.  Mr. Robb will continue to serve as Interim CEO until December 31, 2003.  Mr. Proffitt’s position as CEO is subject to review and final approval by the Federal Reserve Bank of Cleveland.

Vic Proffitt is the former Senior Vice President of Fifth Third Bank, Northwest Ohio, NA and is a resident of Holland, Ohio.   While at Fifth Third, he managed the Retail Lending Division.  After retirement from Fifth Third Bank in December, 2000, Vic joined The Salvation Army, Northwest Ohio as its Director of Development based in Toledo, Ohio.  Mr. Proffitt is quoted as saying “I am very excited about the opportunity to run such as a great independent community bank as The Exchange Bank.  I am focused on returning the bank to profitability, the achievement of quality growth and the maximization of shareholder value.”

Third quarter financial results for Exchange Bancshares, Inc., the parent company of The Exchange Bank, has reported total assets of $105,384,000 and net earnings for nine months ending September 30, 2003 of $302,000 as compared to a reported loss last year of $(288,000).  Earnings per share is $.51 as compared to $(.49) last year.

Exchange Bancshares, Inc. is a one bank holding company which owns and operates The Exchange Bank as its only affiliate.  The Exchange Bank operates five full service branches around the Toledo, Ohio market area.  Their branch offices are located in Luckey, Holland, Sylvania, Walbridge and Perrysburg.  The Exchange Bank is insured by the Federal Deposit Insurance Corporation and is subject to regulation by the Federal Reserve Bank of Cleveland and the Ohio Division of Financial Institutions.  Exchange Bancshares, Inc. stock is listed on the NASDAQ bulletin board under symbol EBLO.OB and its web site is at www.theexchangebank.com.